EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Dec. 15, 2022 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) reported today that its board of directors declared a regular quarterly cash dividend of $0.165 per share of the Company’s Class A common stock and $0.1475 per share of the Company’s Class B common stock. The dividends are payable on February 15, 2023 to stockholders of record as of the close of business on February 1, 2023.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer commercial and personal property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and its insurance subsidiaries conduct business together with the insurance subsidiaries of Donegal Group Inc. as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company is focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing its operations and processes to transform its business, capitalizing on opportunities to grow profitably and delivering a superior experience to its agents and customers.

Investor Relations Contact

Karin Daly
Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com